EXHIBIT 99.1
NEWS
FOR IMMEDIATE RELEASE
Contact:
For Ladenburg
Paul Caminiti/Brandy Bergman/Carrie Bloom
Citigate Sard Verbinnen
212/687 — 8080
DR. PHILLIP FROST TO BECOME CHAIRMAN OF LADENBURG THALMANN
Corporate Headquarters Moving to South Florida

     New York, NY, July 14, 2006 — Ladenburg Thalmann Financial Services, Inc. (AMEX: LTS) (“Ladenburg”) announced today that Dr. Phillip Frost, the principal shareholder of Ladenburg and a current Director, will become Chairman of the Board of the Company. Howard Lorber, currently Chairman of the Board, will become Vice Chairman of the Board. Ladenburg also announced today that it will relocate its corporate headquarters during the third quarter of 2006 from New York City to Miami, Florida. The Company will continue to maintain the investment banking, asset management and institutional and retail securities brokerage businesses of Ladenburg Thalmann & Co. Inc., its broker-dealer subsidiary, in New York City.
     Mark Klein, who will remain in New York City, will continue to serve as President and Chief Executive Officer of Ladenburg during the transition period while the move of the corporate headquarters to South Florida is being completed. He will thereafter serve as Chairman of Ladenburg Thalmann & Co. Inc. Mr. Klein will focus on growing the firm’s investment banking and asset management businesses.
     Dr. Phillip Frost said, “With our new headquarters, we will be well positioned to take advantage of the many growth opportunities in South Florida and plan to establish investment banking and institutional and retail sales groups in the area. I’m pleased to be able to contribute in my role as Chairman and look forward to working with our management team to grow the business and build value for all of Ladenburg’s shareholders.”
     The Company also announced today that effective July 10, 2006, Salvatore Giardina, Ladenburg’s Vice President and Chief Financial Officer, has resigned to join the G-Trade division of BNY Securities Group. Mr. Giardina has been succeeded by Diane Chillemi, Ladenburg’s Controller. Ms. Chillemi, who rejoined Ladenburg in June 2006, had previously served as Controller of Ladenburg Thalmann & Co. Inc. from January 2003 until June 2004 and as Chief Financial Officer of its affiliate GBI Capital Partners Inc. from September 1999 to June 2003.
     Mark Klein said, “We thank Sal for his dedication and his many contributions to Ladenburg over the past 16 years and wish him well in his new position.”

About Dr. Phillip Frost
     Dr. Frost has been a member of the Ladenburg Board of Directors since March 2004 and also served as a member of its Board from May 2001 until July 2002. Since January 2006, Dr. Frost has served as Vice Chairman of the Board of Directors of Teva Pharmaceutical Industries Ltd., which is among the top 20 pharmaceutical companies in the world and is the leading generic pharmaceutical company. From 1972 to 1990, Dr. Frost was the Chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida. From 1972 to 1986, Dr. Frost was Chairman of the Board of Directors of Key Pharmaceuticals, Inc., and from 1987 to January 2006, he served as Chairman of the Board of Directors and Chief Executive Officer of IVAX Corporation. Dr. Frost is a director of Continucare Corporation, an American Stock Exchange-listed provider of outpatient healthcare and home healthcare services, Northrop Grumman Corp., an aerospace company, Castle Brands, Inc., an American Stock Exchange-listed developer and marketer of liquor, and Cellular Technical Services, Inc., a provider of products and services for the telecommunications industry. He is also on the Board of Regents of the Smithsonian Institution, a member of the Board of Trustees of the University of Miami, and Co-Vice Chairman of the Board of Governors of the American Stock Exchange.
About Ladenburg Thalmann
     Ladenburg Thalmann Financial Services is engaged in retail and institutional securities brokerage, investment banking and asset management services through its principal operating subsidiary, Ladenburg Thalmann & Co. Inc. Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm based in New York City, with regional offices in Boca Raton, Florida; Los Angeles, California; Melville, New York; Lincolnshire, Illinois; and Princeton, New Jersey. Ladenburg provides various services including corporate finance, asset management, brokerage, trading and research, principally for middle market and emerging growth companies and high net worth individuals. See www.Ladenburg.com
Forward Looking Statements
     This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of the Company. These risks, uncertainties and contingencies include those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, its quarterly report for the period ended March 31, 2006 and other factors detailed from time to time in its other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.
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